UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2018

Spark Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36819	46-2654405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3737 Market Street Suite 1300 Philadelphia, PA		19104
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (888) 772-7560
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On July 3, 2018, Spark Therapeutics, Inc. (the “Company”) entered into a credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”) as lender (the “Credit Agreement”), pursuant to which Wells Fargo extended a $50.0 million term loan to the Company. The term loan was fully drawn on the date of the Credit Agreement and matures on July 3, 2023 (the “Maturity Date”). During approximately the first year of the term, the term loan will not amortize, and the Company will only be obligated to make monthly interest payments with respect to the term loan. In connection with the Credit Agreement, the Company entered into a cash collateral agreement with Wells Fargo (the “Security Agreement”) on July 3, 2018. The Company also entered into a swap agreement with Wells Fargo (the "Swap Agreement") on July 3, 2018.
Interest Rate. Under the Credit Agreement, the outstanding principal amount of the term loan bears interest at one-month LIBOR, plus 0.65%. Under the Swap Agreement, this floating rate obligation is converted to a fixed rate per annum at 3.463%. Interest is due monthly on the last day of each month, commencing on July 31, 2018.
Repayment. Commencing on June 30, 2019, and on the last day of each calendar quarter thereafter, the Company is obligated to make consecutive quarterly installment payments of principal in the amount of $1.5 million each, with all interest and remaining principal to be paid in full on the Maturity Date.
Prepayments. The Company may voluntarily prepay the loan in whole or in part without premium or penalty under the Credit Agreement, at any time or from time to time upon 3 business days’ prior written notice.
Security. Under the Credit Agreement and the Security Agreement, the Company has provided a first priority, perfected security interest in favor of Wells Fargo in cash, certificates of deposit and/or other approved credit support maintained in one or more blocked, interest bearing collateral accounts at Wells Fargo in an amount equal to the greater of (x) then outstanding principal amount of the term loan plus all other secured obligations and (y) such other amount agreed to by the parties.
Representations and Warranties and Certain Covenants. The Credit Agreement contains certain customary representations and warranties, affirmative covenants and conditions. The Credit Agreement also contains a number of negative covenants that, among other things and subject to certain exceptions, restrict the ability of the Company and its subsidiaries to:

•	materially alter the business they conduct;

•
create, incur, assume or permit to exist any indebtedness that exceeds $25.0 million in the aggregate, except for indebtedness that is subordinated to the Company’s obligations to Wells Fargo under the Credit Agreement; and

•	permit its liquidity ratio to be less than 2.0 to 1.0.

Events of Default. The Credit Agreement contains customary events of default (subject to grace periods as appropriate), including nonpayment of principal or interest; noncompliance with covenants; noncompliance with collateral obligations; failure to make payment on any other outstanding debt in excess of $5.0 million; judgments or orders for the payment of money not covered by insurance in excess of $5.0 million or that could reasonably be expected to have a material adverse effect; bankruptcy, liquidation, reorganization or other relief; an ERISA Event in excess of $5.0 million; or a change of control of the Company.

Customary Fees. Additionally, in connection with the Credit Agreement, the Company agreed to pay Wells Fargo’s customary fees, including a closing fee.

The foregoing summary of the Credit Agreement and the Security Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement and the Security Agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2018.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK THERAPEUTICS, INC.

Date: July 9, 2018	By:	/s/ Joseph W. La Barge
Joseph W. La Barge General Counsel